UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) March 17, 2006

SERACARE LIFE SCIENCES, INC.

(Exact Name of Registrant as Specified in Charter)

California	0-33045	33-0056054
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1935 Avenida del Oro, Suite F Oceanside, CA	92056
(Address of principal executive offices)	(Zip Code)

(760) 806-8922

Registrant’s telephone number, including area code

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8–K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a–12)

☐	Pre–commencement communications pursuant to Rule 14d–2(b) under the Exchange Act (17 CFR 240.14d–2(b))

☐	Pre–commencement communications pursuant to Rule 13e–4(c) under the Exchange Act (17 CFR 240.13e–4(c))

Item 1.03.	Bankruptcy or Receivership.

On March 22, 2006, SeraCare Life Sciences, Inc. (the “Company”) filed a voluntary petition for reorganization under chapter 11 of the United States Bankruptcy Code (the “Code”) in the United States Bankruptcy Court for the Southern District of California (the “Bankruptcy Court”). The Company’s case is No. 06-00510-11 (the “Bankruptcy Case”). The Company will continue to operate its business as a “debtor in possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Code and orders of the Bankruptcy Court.

On March 23, 2006, the Company issued a press release relating to the matters set forth above, a copy of which is attached hereto as Exhibit 99.1.

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

(a) On March 17, 2006, the Company received a notice of default and acceleration (the “Default Notice”) from its senior lenders, Union Bank of California, N.A. and Brown Brothers Harriman & Co. under the Revolving/Term Credit and Security Agreement dated as of September 14, 2004 (as amended, the “Credit Agreement”). The Default Notice asserted breaches of certain of the representations and warranties of the Company under the Credit Agreement based on the various matters disclosed by the Company in its Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 15, 2006. The Default Notice also asserted violations of certain financial covenants based on unaudited financial information provided to the senior lenders by the Company. The Default Notice further cited the Company’s failure to deliver annual audited financial statements, as well as current borrowing base certificates, as additional covenant violations. In addition to noticing the foregoing defaults, the senior lenders also terminated their commitments under the Credit Agreement and accelerated all of the Company’s obligations under the Credit Agreement. As of March 22, 2006, the principal amount outstanding under the Credit Agreement was approximately $20.3 million, all of which became due and payable as a result of the acceleration set forth in the Default Notice. The filing of the Bankruptcy Case would have been an independent basis for acceleration under the Credit Agreement.

The filing of the Bankruptcy Case also triggered the acceleration provisions under the Subordinated Note Agreement, dated September 14, 2004, between the Company, David Barrett Inc. and the noteholders named on the signature pages thereto (the “Subordinated Note Agreement”). As of March 22, 2006, the principal amount outstanding under the Subordinated Note Agreement was $4.0 million, all of which became due and payable as a result of the acceleration provisions in the Subordinated Note Agreement.

The occurrence of an event of default under the Credit Agreement also triggers a cross default under the Assumption and Modification Agreement, dated September 14, 2004, between the Company and Commerce Bank & Trust Company (the “Assumption Agreement”). Upon the occurrence of an event of default under the Assumption Agreement, Commerce Bank is entitled to accelerate the obligations under its promissory note from the Company. As of March 22, 2006, the principal amount outstanding under the promissory note related to the Assumption Agreement was approximately $2.2 million.

The Company believes that any efforts to enforce the payment obligations under the Credit Agreement, the Subordinated Note Agreement or the Assumption Agreement are stayed as a result of the filing of the Bankruptcy Case.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits.

The exhibit to this Current Report on Form 8-K is listed in the Exhibit Index set forth elsewhere herein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 23, 2006	SERACARE LIFE SCIENCES, INC.

/s/ Tom Lawlor
Tom Lawlor, Chief Operating Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated March 23, 2006.